Exhibit 10.8

BARNES GROUP INC.

Enhanced Life Insurance Program

as amended December 30, 2007

Section 1. Purpose

The Enhanced Life Insurance Program (ELIP) is designed to replace the group term life insurance plan for salaried employees in grades 20 and above (excluding officers) of Barnes Group Inc. that provides increasing cash value and little or no post-retirement income tax liabilities.

Section 2. Definitions

2.1	“Base salary” means annual compensation excluding any bonuses or other special compensation.

2.2	“Company” means Barnes Group Inc.

2.3	“Life Insurance Company” means Confederation Life Insurance Company of Atlanta, Georgia or any other insurance carrier that the Company might use for this program.

2.4	“Eligible Employee” means any salaried employee of Barnes Group Inc. in salary grades 20 and above, excluding officers, hired on or before their 55th birthday.

2.5	“Participant” means an eligible employee who has met insurance underwriting requirements and is issued a policy under the terms of this Plan.

2.6	“Plan” means the Barnes Group Inc. Enhanced Life Insurance Program (ELIP), as amended and in effect from time to time.

2.7	“Plan Year” means October 1 through September 30th.

2.8	“Section 409A” means Section 409A of the Internal Revenue Code of 1986 as amended and in effect from time to time, including any successor provision.

Section 3. Administration

The Enhanced Life Insurance Program shall be administered by the Retirement Committee of the Board of Directors, and is insured with individual life insurance policies issued on the lives of Plan Participants.

Section 4. Participation in the Plan

4.1	All Eligible Employees may participate in the Plan on the October 1st following the date of eligibility for the Company’s group term life insurance plan.

4.2	Eligible Employees may apply to become participants in the Plan by completing an application to the Life Insurance Company and submitting any required documentation. Acceptance in the Plan is subject to insurance company underwriting requirements. An Eligible Employee shall become a Participant in the Plan when an insurance policy covering him or her is issued by the Life Insurance Company.

Section 5. Benefits

5.1

Prior to retirement, the life insurance benefit equals 3 times the Eligible Employee’s annual base salary, rounded up to the next $1,000 for salaried employees in grade 20, and 4 times the Eligible Employee’s annual base salary for salaried employees in grades 21 and above. This benefit may

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be reduced by policy loans or withdrawals against the cash value of the policy.

5.2	When a Participant receives a salary increase or a promotion from Grade 20 other than in the beginning of the Plan Year, the amount of additional life insurance (equal to 3 or 4 times the salary increase rounded up to the next $1,000 as defined in 5.1) will be provided through the Company’s group term life insurance plan. This additional life insurance benefit will be assumed by the Enhanced Life Insurance Program on the next October 1, subject to insurance company underwriting requirements.

5.3	The owner of the policy is the Participant unless otherwise designated by the Participant. The cash value belongs to the participant. Beneficiary designations are named by the owner of the policy and may be changed at any time. Upon termination of employment, the policy may be continued by the policy owner.

5.4	At retirement, the life insurance will continue at a reduced level equal to 30% of the pre-retirement benefit. Participants are eligible to continue all or a part of the 70% portion of the life insurance that does not continue into retirement at his/her own expense, subject to insurance company provisions.

Section 6. Payment of Premiums

6.1	While a Participant is an employee, the Company shall pay the full cost of the insurance policy.

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6.2	Except as provided in Section 6.3, the Company shall cease paying the cost of the policy at the end of the quarter in which any of the following occurs:

(a)	a Participant terminates employment with the Company, or

(b)	six months after the commencement of an unpaid leave of absence, or

(c)	two years after the Participant is first absent from work because of a disability.

6.3	If a Participant who (a) has at least 10 years of service with the Company and/or an affiliate of the Company and terminates employment after attaining age 55, or (b) has at least five years of service with the Company and/or an affiliate of the Company and terminates employment after attaining age 65, the Company shall continue to pay the cost of the insurance until it is fully paid.

6.4	If the Company ceases paying premiums for any reason including those in Section 6.2, the policy owner may continue paying the premium on his own, may borrow against the policy to pay premiums, or may cash in the policy.

6.5	A Participant’s right to the series of premium payments provided by Section 6.1 and Section 6.3 shall be treated as a right to a series of separate payments for purposes of Section 409A, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation 1.409A-1(b)(4).

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6.6	Any provision of the Plan to the contrary notwithstanding, if any payments or benefits under the Plan to or on behalf of a specified employee within the meaning of Treasury Regulation 1.409A-1(i) are deferred compensation subject to Section 409A and are deemed to be made on account of a separation from service within the meaning of Treasury Regulation 1.409A-1(h), then any such payments or benefits that would otherwise be paid or provided during the six month period following such separation from service shall not be paid or provided during such six month period but instead shall be accumulated and paid or provided on the first day of the seventh month following the date of such separation from service (or, if earlier, within 14 days after the death of the specified employee). The preceding sentence shall not apply to any payment or benefit that is not subject to Section 409A as a result of Treasury Regulation 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

Section 7. Sole Life Insurance Benefit

Notwithstanding anything to the contrary in any benefit materials or summary plan descriptions, a Participant in the Plan shall have no rights to any benefits under any other group life insurance program funded in whole or in part by the Company or any of its affiliates.

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Section 8. Miscellaneous

8.1	The Company reserves the right to amend, interpret, modify, withdraw or add to any of the benefits, terms or conditions of the Plan at any time.

8.2	Interpretation of this Plan will be decided by the Retirement Committee of the Board of Directors and its decisions will be final.

8.3	Circumstances not specifically covered in this Plan Document will be reviewed by the Retirement Committee and the Committee in its discretion will apply such rules as it deems appropriate.

Effective October 1, 1992

Amended December 30, 2007

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